Exhibit 99.1

NEWS RELEASE

INVUITY REPORTS 2016 FIRST QUARTER RESULTS

SAN FRANCISCO, May 5, 2016 - Invuity, Inc. (NASDAQ:IVTY), a leading surgical photonics company, today reported financial results for the first quarter ended March 31, 2016.

Q1 2016 Highlights

•	Revenue grew 44% to $6.4 million compared to revenue of $4.4 million in the 2015 first quarter.
•	Gross margin improved to 67% compared to 61% in the 2015 first quarter
•	Approximately 545 hospitals purchased Invuity devices in the first quarter of 2016, up from 410 hospitals in the first quarter of 2015.
•	Approximately 162,000 procedures have been performed using Invuity devices.

"We are pleased with our first quarter operational and financial results,” said President and CEO Philip Sawyer.  “Revenue growth of 44% was achieved through increased surgeon demand for our products and execution from our sales force across our core markets of women’s health, spine/orthopedics and surgical oncology. This has been bolstered by strong interest in our top down Hidden Scar Breast Cancer Surgery marketing programs that will continue to broaden to include additional surgical specialties. Going forward, we expect our new product development pipeline to continue to feed high demand products providing additional leverage for our sales force.”

Financial Results

Revenue was $6.4 million in the first quarter of 2016, compared to $4.4 million in the first quarter of 2015, driven by both an increase in active accounts and an increase in the revenue per active account.

Gross margin for the 2016 first quarter was 67%, compared to 61% for the same period in 2015. Gross margin expansion has been helped by the recent introduction of our non-conductive polymer based retractors, and by overhead efficiencies created as a result of increased sales volumes.

Total operating expenses for the 2016 first quarter were $15.9 million, compared to $10.8 million in the prior year period. We have continued to invest in our commercial platform consistent with our stated objectives, including the continued ramp in sales reps and increased product development efforts related to our new product pipeline.

The net loss for the first quarter of 2016 was $12.1 million, or $0.90 loss per share, compared to a net loss of $9.0 million, or $12.84 loss per share, for the first quarter of 2015. The Company's balance sheet as of March 31, 2016, showed total cash and cash equivalents of $33.9 million.

Conference Call

Invuity's management will discuss the Company's financial results for the first quarter ended March 31, 2016, and provide a general business update during a conference call beginning at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time today, May 5, 2015. To join the live call, participants may dial 1-877-556-8638 (U.S.) or 1-615-247-0174 (International), Conference ID: 96285115.  To listen to the live call via Invuity's website, go to www.invuity.com, in the Events & Presentations section. A webcast replay of the call will be available following the conclusion of the call for a period of 90 days in the Events & Presentations section of the website.

About Invuity®

Invuity, Inc. is a medical technology company focused on developing and marketing advanced photonics devices to improve the ability of surgeons to illuminate and visualize the surgical cavity during open minimally invasive and minimal access surgery. The company's patented Intelligent Photonics™ technology enables enhanced surgical precision, efficiency and safety by providing superior visualization. Clinical applications include breast and thyroid oncology, plastic reconstructive, spine, orthopedic, cardiothoracic and general surgery among others. Invuity is headquartered in San Francisco, CA. For more information, visit www.invuity.com.

Forward-Looking Statements

This announcement contains forward-looking statements that involve risks and uncertainties, including statements regarding financial results, future product introductions, future marketing initiatives, market opportunities and potential results from future new initiatives. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: fluctuations in demand or failure to gain market acceptance for the Company's devices; the Company's ability to demonstrate to and gain approval from hospitals to use the Company's devices; the highly competitive business environment for surgical medical devices; the Company's ability to sell its devices at prices that support its current business strategies; difficulty forecasting future financial performance; protection of the Company's intellectual property; and compliance with necessary regulatory clearances or approvals. The Company undertakes no obligation to update the forward-looking information in this release. More information about potential factors that could affect the Company's business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, under the captions: "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Risk Factors," which are on file with the Securities and Exchange Commission.

CONTACT:

Company Contact:

         Jim Mackaness

         Chief Financial Officer

         Invuity, Inc.

         415-655-2129

Investors:

         Mark Klausner

         Westwicke Partners

         443-213-0501

         irdept@invuity.com

INVUITY, INC.

Condensed Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenue	$6,404	$4,442
Cost of goods sold	2,106	1,722
Gross profit	4,298	2,720
Operating expenses:
Research and development	2,601	1,900
Selling, general and administrative	13,320	8,933
Total operating expenses	15,921	10,833
Loss from operations	(11,623)	(8,113)
Interest expense	(505)	(368)
Interest and other income (expense), net	18	(551)
Net loss and comprehensive loss	$(12,110)	$(9,032)
Net loss per common share, basic and diluted	$(0.90)	$(12.84)
Weighted-average shares used to compute net loss per common share, basic and diluted	13,392,976	703,637

Balance Sheet

as of March 31, 2016 and December 31, 2015

(In thousands, except share and per share amounts)

(Unaudited)

	March 31, 2016	December 31, 2015

Assets
Current assets:
Cash and cash equivalents	$33,864	$46,296
Accounts receivable, net	4,062	3,619
Inventory	5,575	5,182
Prepaid expenses and other current assets	782	923
Total current assets	44,283	56,020
Restricted cash	1,090	1,090
Property and equipment, net	8,955	9,195
Total assets	$54,328	$66,305
Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,765	$2,458
Accrued and other current liabilities	4,574	4,214
Short-term debt—related party	375	—
Total current liabilities	6,714	6,672
Deferred rent	2,791	2,810
Long-term debt—related party	14,140	14,480
Total liabilities	23,645	23,962
Commitments and contingencies
Stockholders’ equity :
Preferred stock, $0.001 par value—10,000,000 shares authorized at March 31, 2016 and December 31, 2015, respectively; no shares issued and outstanding at March 31, 2016 and December 31, 2015	—	—
Common stock, $0.001 par value—100,000,000 shares authorized at March 31, 2016 and December 31, 2015, respectively;13,401,671 and 13,392,358 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	13	13
Additional paid-in capital	148,387	147,937
Accumulated deficit	(117,717)	(105,607)
Total stockholders’ equity	30,683	42,343
Total liabilities, convertible preferred stock and stockholders’ equity	$54,328	$66,305

###